SCHEDULE 14A INFORMATION

       Proxy Statement Pursuant to Section 14(a) of the Securities
                 Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, for Use of
                                         the Commission Only (as
                                         permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         JACKPOT ENTERPRISES, INC.
________________________________________________________________________
             (Name of Registrant as Specified in its Charter)
________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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        filing fee is calculated and state how it was determined):

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                             JACKPOT ENTERPRISES, INC.

                              1110 Palms Airport Drive
                               Las Vegas, Nevada 89119

                         Telephone Number: (702) 263-5555

                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held December 12, 1996

To the Stockholders of Jackpot Enterprises, Inc.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Jackpot Enterprises, Inc., a Nevada corporation ("Jackpot"), will be held at Treasure Island at the Mirage, 3300 S. Las Vegas Boulevard, Las Vegas, Nevada 89109 on December 12, 1996, at 9:00 a.m., local time, for the purpose of considering and acting upon:

     (1) the election of four directors of Jackpot to serve as the Board of Directors until the next Annual Meeting of Stockholders and until their successors are elected and qualified (the "Director Proposal");

     (2) a proposal to ratify the appointment of Deloitte & Touche LLP as Jackpot's independent auditors for the fiscal year ending June 30, 1997 (the "Auditor Proposal"); and

     (3) such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on October 15, 1996 as the record date for determining Stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. Stockholders will not be entitled to appraisal rights in connection with the matters to be voted on at the Annual Meeting.

     A proxy and postage prepaid return envelope are enclosed for your convenience.

                                   By Order of the Board of Directors,


                                   ALVIN J. HICKS
                                   Secretary
October 25, 1996


     It is important that your shares be represented at the Annual Meeting. Please complete, date, sign and mail the enclosed proxy card promptly in the return envelope provided, regardless of whether you plan to attend the Annual Meeting, so that your vote may be recorded. If you are present at the Annual Meeting, you may withdraw your proxy and vote in person if you so desire.

                          JACKPOT ENTERPRISES, INC.
                          1110 Palms Airport Drive
                           Las Vegas, Nevada 89119
                      Telephone Number: (702) 263-5555

PROXY STATEMENT

     This Proxy Statement (including the Notice of Annual Meeting of Stockholders, "Proxy Statement") is furnished to the holders ("Stockholders") of Common Stock, par value $.01 per share ("Common Stock"), of Jackpot Enterprises, Inc., a Nevada corporation ("Jackpot" or the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders of Jackpot to be held on December 12, 1996 (including any adjournment or adjournments thereof, the "Annual Meeting"). A copy of the Notice of Annual Meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement and the accompanying Proxy Card will commence on or about
November 4, 1996.

     The Board of Directors believes that a vote in favor of the Director Proposal and approval of the Auditor Proposal (collectively, the "Proposals") are in the best interests of the Company and its Stockholders.

     The Board of Directors does not know of any matter that is expected to be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. However, if other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

     All proxies received pursuant to this solicitation will be voted FOR the Proposals, except as to matters where authority to vote is specifically withheld and where another choice is specified as to the Proposal, in which event, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Board of Directors of Jackpot intend to vote FOR the Director Proposal and FOR the Auditor Proposal.

                                INTRODUCTION

The Company

     Jackpot has been actively engaged, through its subsidiaries, in the gaming industry for over 30 years. Jackpot is one of the largest gaming machine route operators in the State of Nevada, operating as of June 30, 1996, 4,211 state-of-the-art video poker and other gaming machines in 439 locations. Jackpot also operated, as of June 30, 1996, two casinos with 183 gaming machines; however such operations will be disposed of as soon as is practical, subject to market conditions.

Record Date; Stockholders Entitled to Vote; Quorum

     Only Stockholders of record at the close of business on October 15, 1996, the record date ("Record Date") for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, Jackpot had outstanding 9,356,995 shares of Common Stock. Shares of Common Stock are the only securities of Jackpot entitled to vote at the Annual Meeting and each share outstanding as of the Record Date will be entitled to one vote.
The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required For Approval

     Nevada law requires that each of the four nominees for director be elected by the affirmative vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and that the ratification of the appointment of the Company's independent auditors be approved by the affirmative vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Revocability of Proxies

     A Stockholder who dates, signs and returns the enclosed form of proxy may revoke the proxy at any time before it is voted by submitting to the Secretary of Jackpot a duly executed written revocation or a proxy bearing a later date. Attendance at the Annual Meeting shall not have the effect of revoking a proxy unless the Stockholder so attending shall, in writing, so notify the Secretary of the Company at any time prior to the voting of the proxy.

Solicitation of Proxies

     The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by directors, officers or employees of the Company, none of whom will receive any compensation therefor in addition to their regular remuneration. The Company will reimburse brokers and certain other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to principals and obtaining their proxies, which are anticipated to total $10,000.

     The Company has retained Beacon Hill Partners, Inc. ("Beacon") to aid in the solicitation of proxies from brokers, banks, nominees and other institutional owners and non-objecting beneficial owners and individual holders of record, by personal interview, telephone, telegram or mail. The Company will pay Beacon a fee of $1,500 and will reimburse Beacon for certain expenses incurred by it.

Voting of Proxies

     Proxies will be voted in accordance with the instructions indicated thereon. A validly executed proxy which does not indicate instructions will be voted FOR each of the Proposals. The Annual Meeting will be held for the transaction of business described above and for the transaction of such other business as may properly come before the Annual Meeting. Proxies will confer discretionary authority with respect to any other matters which may properly be brought before the Annual Meeting (which, as defined herein, includes any adjournment or adjournments thereof). At the date of this Proxy Statement, the only business which the Company's management intends to present, or knows that others will present, is that described in this Proxy Statement. If other matters properly come before the Annual Meeting, the persons holding proxies solicited hereunder intend to vote such proxies in accordance with their judgment on all such matters.

Tabulation of Votes

     All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied. Abstentions will be counted towards the tabulation of votes cast on the Proposals and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

                             ELECTION OF DIRECTORS

     At the meeting, four directors are to be elected, each to hold office (subject to Jackpot's By-Laws) until the next Annual Meeting of Stockholders and until his respective successor has been elected and qualified. If any nominee listed in the table below should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Board of Directors prior to or at the Annual Meeting, or, if no substitute is selected by the Board of Directors prior to or at the Annual Meeting, for a motion to reduce the membership of the Board to the number of nominees available. The information concerning the nominees and their security holdings has been furnished by them to Jackpot.

     The directors of Jackpot (none of whom has a family relationship with one another, and each of whom is a nominee for election as a director at the Annual Meeting) are as follows:


  Name                    Age   Position
________________________  ___   ______________________________________
Allan R. Tessler          60    Chairman of the Board

Don R. Kornstein          44    President, Chief Executive Officer and Director

David R. Markin           65    Director

Robert L. McDonald, Sr.   76    Director

     Allan R. Tessler has served as Chairman of the Board since May 3, 1994 and has been a director of Jackpot since 1980. Mr. Tessler served as Secretary of Jackpot from 1980 through August 1993. He has been Chairman and Chief Executive Officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He has been Co-Chairman and Co-Chief Executive Officer of Data Broadcasting Corporation ("DBC"), a securities market data supplier, since June 1992. During 1990, Mr. Tessler was retained by Infotechnology, Inc. and Financial News Network, Inc., a predecessor to DBC, to assist in the restructuring (under federal bankruptcy laws) of such companies. From May 1988 through October 1993, Mr. Tessler was Chairman of the Board and Chief Executive Officer of Ameriscribe Corporation, a national provider of facilities management services.
Mr. Tessler has been Chairman of the Board of Enhance Financial Services, Inc., an insurance holding company, since 1986 and Chairman of the Board of Great Dane Holdings Inc., a diversified holding company, since 1987. He is also a director of The Limited, Inc. and Allis-Chalmers Corporation.

     Don R. Kornstein has served as President, Chief Executive Officer and a director of Jackpot since September 8, 1994. Prior to his appointment with Jackpot, Mr. Kornstein was a Senior Managing Director of Bear, Stearns & Co. Inc., a leading worldwide investment banking firm where he had been employed since 1977. Mr. Kornstein was in such firm's Investment Banking Department and was head of that firm's gaming industry group. Mr. Kornstein is also a director of Riddell Sports, Inc., a manufacturer of athletic equipment.

     David R. Markin has been a director of Jackpot since 1980. Mr. Markin has been Chairman of the Board and President of Checker Motors Corporation, an automobile parts manufacturer and taxicab fleet operator, since 1970, and President and Chief Executive Officer of Great Dane Holdings Inc. since 1989. Mr. Markin is also a director of Enhance Financial Services, Inc. and DBC.

     Robert L. McDonald, Sr. has been a director of Jackpot since 1980. Mr. McDonald is a senior partner in the law firm of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP, counsel to Jackpot. Mr. McDonald is a principal stockholder, executive officer and a director of Little Bonanza, Inc., the corporate operator of the Bonanza Casino located in Reno, Nevada.

     These individuals will be placed in nomination for election to the Board of Directors. The Board of Directors recommends a vote FOR the election of each of the nominees for director. The shares represented by the proxy cards returned will be voted FOR election of these nominees unless an instruction to the contrary is indicated on the proxy card.

Committees of the Board of Directors and Meetings

     In September 1987, the Board of Directors established the Audit Committee. The Audit Committee consists of Messrs. Tessler and Markin, who reported to the Board on one occasion during the fiscal year ended June 30, 1996. The Audit Committee reviews and satisfies itself as to the adequacy of the structure of Jackpot's financial organization and as to the proper implementation of the financial and accounting policies of Jackpot. The Audit Committee reviews with Jackpot's independent auditors the scope of the annual audit prior to its commencement and the results of such audit before the release of the Annual Report to Stockholders. More specifically, the Audit Committee (a) reviews Jackpot's financial and accounting policies and procedures with emphasis on any major changes during the year, (b) reviews the results of the audit for significant items and inquiries as to whether the independent auditors are completely satisfied with the audit results, discussing any recommendations and comments the independent auditors may have, and (c) ascertains the degree of cooperation of Jackpot's financial and accounting personnel with the independent auditors.

     In December 1985, the Board of Directors established the Compensation Committee. The Compensation Committee, which consists of Messrs. Tessler, Markin and McDonald, makes recommendations to the Board of Directors as to salaries, bonuses, and other forms of compensation for officers and other key employees.

     The Board of Directors held four meetings during the fiscal year ended June 30, 1996 and also acted by written consent one time. All of the directors attended all such meetings. All of the members of the Audit Committee and the Compensation Committee attended all of the meetings of such Committees. The Board of Directors has no nominating committee.




                        DIRECTOR AND EXECUTIVE COMPENSATION

     Executive Compensation. The following table sets forth certain information concerning compensation, attributable to service for the three fiscal years ended June 30, 1996, 1995 and 1994 to those persons who were (i) the Chief Executive Officer during fiscal 1996 and (ii) the two most highly paid executive officers whose total annual salary and bonus exceeded $100,000 for the fiscal year ended June 30, 1996 (collectively, the "Named Executives").

                                SUMMARY COMPENSATION TABLE
                        Annual Compensation          Long-Term Compensation
            __________________________________      ________________________
                                                    AWARDS      PAYOUTS
                                                    _________   ________

                                                    Stock
Name and                                  Other     Option
Principal  Fiscal                         Annual    Awards(in  LTIP   All other
Position    Year   Salary     Bonus    Compensation shares)   Payout  Compen-
   (1)                         (2)         (3)       (4)              sation
__________ ______ _______    _________ ___________  _________ ______  __________

Don R.
Kornstein   1996  $675,000    $204,920     --         27,500   --    $7,500(6)
President   1995  $528,750(5) $220,000(5)            727,500         $7,500(6)
and Chief   1994      --          --       --          --      --        --
Executive
Officer

George
Congdon(7)  1996  $105,000    $ 40,000     --           --     --       --
Senior      1995  $ 95,000    $ 30,000     --         10,000   --    $1,408(8)
Vice        1994  $ 88,333    $ 16,500     --         12,000   --    $1,152(8)
President-
Operations

Bob Torkar  1996  $105,000    $ 40,000     --           --     --       --
Senior Vice 1995  $ 96,600    $ 27,000     --         10,000   --    $1,393(8)
President-  1994  $ 93,047    $ 20,000     --         30,000   --    $1,387(8)
Finance,
Treasurer
and Chief
Accounting
Officer


(1)  Reflects the primary capacity served during fiscal 1996.

(2) Includes incentive compensation (see "Employment Agreements") and bonuses determined at the discretion of the Board of Directors or the Compensation Committee which were not pursuant to a predetermined plan or agreement.

(3) The Named Executives each received certain perquisites, the value of which did not exceed the lesser of $50,000 or 10% of such Named Executive's annual salary and bonus in the three years ended June 30, 1996.

(4) Represents the number of shares subject to Options granted during the respective fiscal year.

(5) Mr. Kornstein was appointed President and Chief Executive Officer on September 8, 1994.

(6) Amount represents premiums paid by the Company for term life insurance for Mr. Kornstein.

(7)  Mr. Congdon was appointed Senior Vice President - Operations on May 11,
     1995.

(8) During fiscal 1996, Jackpot terminated a deferred profit sharing plan which covered all eligible employees, including executive officers. Under the deferred profit sharing plan, the annual contribution by the Company, as determined by the Board of Directors, was allocated to all eligible employees based on their annual compensation, as defined.

     Option Grants. The following table summarizes pertinent information concerning individual grants of Options, including the potential realizable dollar value of grants of Options made during the fiscal year ended June 30, 1996, to each Named Executive, assuming that the market value of the underlying security appreciates in value, from the date of grant to the end of the Option term, at the assumed rates indicated in the following table.

                      FISCAL 1996 OPTION GRANTS
                                                           Potential Realizable
                                                           Value At Assumed
                                                           Rates of Stock Price
                                                           Appreciation for
                           Individual Grants                 Option Term (1)
__________________________________________________________ ____________________
                      Percent of
                      Total
                      Options
                      Granted to      Exercise
            Options   Employees (2)   Price    Expiration
   Name     Granted   in Fiscal Year  ($/Share)Date        5% ($)       10% ($)
__________  _______   _______________ ________ _________  ________    _________

Don R.
Kornstein   27,500(3)       25%        $10.00  6/30/01    $72,050      $157,850


(1) The dollar amounts under these columns are the result of calculations at annualized rates of 5% and 10%, respectively, which were established by rules promulgated by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of Jackpot's Common Stock price.

(2) Total Options granted include Options to purchase an aggregate of 110,000 shares of Common Stock granted to the Board of Directors (see "Director Compensation").



(3) As a member of the Board of Directors, Mr. Kornstein was automatically granted an Option to purchase 27,500 shares of Common Stock on June 30, 1996. Pursuant to the 1992 Incentive and Non-qualified Stock Option Plan, the exercise price for each June 30 automatic grant will be the fair market value of the Common Stock on the following September 30. On September 30, 1996, the exercise price of such grant was vested at $10.00 per share (see "Director Compensation").

     Option Exercises and Fiscal Year-End Values. Shown below is information with respect to the exercise of Options to purchase Common Stock of Jackpot during the last fiscal year by each of the Named Executives and the value of unexercised Options held by each of them as of the end of fiscal 1996. None of the Named Executives exercised any Options during fiscal 1996.


                       AGGREGATED OPTION EXERCISES IN FISCAL 1996
                           AND FISCAL YEAR-END OPTION VALUES

                                    Number of           Value of Unexercised
             Shares              Unexercised Options    In-the-Money Options
            Acquired    Value   at Fiscal Year-End (#)   at Fiscal Year-End ($)
           on Exercise Realized     Exercisable/            Exercisable/
Name          (#)        ($)        Unexercisable          Unexercisable (1)
__________ ___________ ________ ______________________ _______________________

Don R.
Kornstein       -         -       260,833/494,167         $871,666/$1,708,960

George
Congdon         -         -        22,000/0               $ 42,500/0

Bob
Torkar          -         -        62,550/0               $ 65,600/0


(1) Based on the closing price of $12.75 for Jackpot's Common Stock on the New York Stock Exchange on June 30, 1996.

    Pension Plan. On August 13, 1996, the Board of Directors approved the termination of a retirement plan for certain executives and management employees (the "Salary Continuation Plan"). In general, the Salary Continuation Plan provides that a participant (i.e., an employee with an annual salary in excess of $60,000, which amount may be increased annually by the Board of Directors) retiring at age 65 will receive a monthly retirement benefit equal to an amount determined by dividing the sum of the participant's Future Service Benefit (as defined in the Salary Continuation Plan) (i.e., the sum, for each year, of such percentage of the participant's annual compensation as the Board of Directors may in its sole discretion determine) and, if applicable, Past Service Benefit
(as defined in the Salary Continuation Plan) (i.e., an amount equal to 1% of the participant's average annual compensation prior to October 1, 1990) by 12 for a total of 180 consecutive monthly payments.



     Participants who retire after age 55 but before age 62 (with 120 months of consecutive service) receive a reduced benefit. The Salary Continuation Plan also provides for pre-retirement survivors' benefits in a monthly amount equal to either (i) the sum of the participant's Future Service Benefit and, if applicable, Past Service Benefit as of the date of death, divided by 12, or (ii) 1/12 of the participant's annual compensation that would have been paid to the participant in the year of death had the participant continued in the service of Jackpot for the remainder of such year, for a number of months determined as follows:

         Participant's Age at Death       Number of Monthly Payments
       __________________________       __________________________
       Less than 40                                 36
       40 but less than 50                          24
       50 and over                                  12

     The amounts expended by Jackpot for the Salary Continuation Plan are on a group basis and are actuarially determined. No specific amount is expended and set aside by Jackpot for the account of any individual officer or employee under the Salary Continuation Plan. The Board of Directors determined that no percentage of the participant's annual compensation in fiscal 1996 would be used in determining monthly retirement benefits. Messrs. Kornstein, Congdon and Torkar did not earn any benefits under the Salary Continuation Plan.

     The following table illustrates the annual retirement income payable to an employee under the Salary Continuation Plan assuming the Future Retirement Benefits (as defined in the Salary Continuation Plan) are equal to 1% of a participant's annual compensation, the payments are on a straight 180 month annuity basis, the plan continues in its present form until the participant's retirement and the age of retirement is 65. The benefits listed in the following table are not subject to any deduction for Social Security benefits or other offset amounts.


                               PENSION PLAN TABLE
                                Years Of Service

Remuneration         10           15           20           25           30
____________      _______     _______       ________    ________      ________
$100,000          $10,000     $15,000       $ 20,000    $ 25,000      $ 30,000
$125,000          $12,500     $18,750       $ 25,000    $ 31,250      $ 37,500
$150,000          $15,000     $22,500       $ 30,000    $ 37,500      $ 45,000
$200,000          $20,000     $30,000       $ 40,000    $ 50,000      $ 60,000
$250,000          $25,000     $37,500       $ 50,000    $ 62,500      $ 75,000
$300,000          $30,000     $45,000       $ 60,000    $ 75,000      $ 90,000
$350,000          $35,000     $52,500       $ 70,000    $ 87,500      $105,000
$400,000          $40,000     $60,000       $ 80,000    $100,000      $120,000
$600,000          $60,000     $90,000       $120,000    $150,000      $180,000


     Director Compensation. Directors who are not salaried employees of the Company are presently entitled to receive director's fees of $32,000 per year. In addition, a director who serves as a member of the Compensation Committee and/or Audit Committee is entitled to receive $10,800 and $7,200, respectively, per year. For the fiscal year ended June 30, 1996, Messrs. Tessler, Markin and McDonald received aggregate fees of $50,000, $50,000 and $42,800, respectively. Mr. Kornstein did not receive any fees for service on the Board of Directors during fiscal 1996.

     The 1992 Incentive and Non-qualified Stock Option Plan (the "1992 Plan") provides that each individual who is a member of the Board of Directors on June 30 of any year, including any future director on any such date, will automatically be granted a nonqualified Option to purchase 27,500 shares of Common Stock on each such June 30. The exercise price for each June 30 grant will be 100% of the fair market value of the Common Stock on the following September 30. Each Option granted to a director will become exercisable after September 30 of each year and expire five years from the date of grant. On June 30, 1996 Options to purchase an aggregate of 110,000 shares of Common Stock (27,500 each to Messrs. Tessler, Kornstein, Markin and McDonald) were automatically granted pursuant to the terms of the 1992 Plan. The exercise price of the June 30, 1996 Option grant was $10.00 per share.

     Directors' Retirement Plan. On May 14, 1996, Jackpot terminated the Jackpot Retirement Plan for Directors, as amended (the "Retirement Plan"). In consideration for the termination of the Retirement Plan, Messrs. Tessler, Markin and McDonald received a lump sum distribution of accrued benefits in an aggregate amount of $1,485,000 ($495,000 each) in May 1996. Pursuant to the terms of the Retirement Plan, the amount of each director's distribution was equal to the aggregate of the annual base retainer paid to the respective director for years of service on the Board, including service prior to the implementation of the Retirement Plan on October 1, 1990, except for certain years that the directors waived such benefit. Interest was added to the accounts of each director quarterly, using the one-year Treasury bill rate. The Board of Directors waived current service benefits that would have accrued in fiscal 1996, other than the interest earned on accrued benefits.

Employment Agreements

     Mr. Kornstein entered into an employment agreement with Jackpot, effective September 8, 1994. The term of such agreement was initially for the period through September 30, 1997. Commencing October 1, 1995, and on each October 1, thereafter, the agreement is automatically extended for additional one-year periods unless, not later than March 31, immediately preceding each October 1, notice is given by either the Company or Mr. Kornstein. The agreement currently expires on September 30, 1999. Mr. Kornstein received an annual base salary of $675,000 for the first two years of the employment term. Thereafter, Mr. Kornstein's minimum annual base salary is $725,000.

     Mr. Kornstein's employment agreement also provides for an annual bonus for each fiscal year equal to (i) 2% of all amounts up to the first $5 million by which the Company's earnings before interest, taxes, depreciation, amortization and certain other items, as defined ("EBITDA") for such fiscal year exceeds $10 million, (ii) 4% of all amounts up to the first $5 million by which EBITDA for such fiscal year exceeds $15 million, (iii) 5% of all amounts up to the first $5 million by which EBITDA for such fiscal year exceeds $20 million, (iv) 6% of all amounts up to the first $5 million by which EBITDA for such fiscal year exceeds $25 million, plus (v) 7% of all amounts by which EBITDA for such fiscal year exceeds $30 million. The Board of Directors may, in its discretion, grant Mr. Kornstein additional bonuses. In addition, the Company, at its cost, provides Mr. Kornstein term life insurance in the amount of $5 million and disability insurance in the amount of $25,000 per month.

     As part of his employment agreement, Mr. Kornstein was granted an Option under the 1992 Plan to acquire up to 700,000 shares of Common Stock at $9.25 per share (the closing price on the effective date of his employment agreement). The Option vests as to one-third of the shares on each of the first three anniversaries of the effective date of the contract, subject to earlier vesting upon the achievement of certain earnings tests, or a certain stock price test, or upon a Change In Control (as defined below). The Option remains exercisable for a period of 18 months following the termination of Mr. Kornstein's contract under certain circumstances.

     In the event Mr. Kornstein is disabled during the term of the agreement, he will receive his full base salary for the first six months of such disability. At the end of such six month period or upon his death, Mr. Kornstein, or his beneficiary, would receive a lump sum payment equal to his salary and pro rata bonus, as defined in the agreement, through such date and one year's base salary that Mr. Kornstein would have earned during the subsequent twelve month period and annual bonus determined pursuant to a formula.

     In the event of a termination of Mr. Kornstein's contract for Good Reason (as defined below), or a Change In Control, Mr. Kornstein would receive a lump sum amount equal to three years' base salary plus his bonus for a three year period, pursuant to a formula, as well as three additional years credits for pension benefit calculations and three years of welfare benefit coverage to the extent not provided to Mr. Kornstein by a subsequent employer and the right to exercise the Option to acquire up to 700,000 shares of Common Stock for a period of eighteen months.

     The employment agreement with Mr. Kornstein may be terminated by the Board of Directors, at any time, for cause. Termination for "cause" under such agreement is permitted upon (i) such employee's conviction of a felony, (ii) the termination of such employee's gaming license, under certain circumstances, or (iii) upon such employee's failure to perform his duties, in which case the Company shall only pay such employee the amounts due him through the date of termination. For purposes of his agreement, Mr. Kornstein shall have "Good Reason" to terminate his employment (i) upon a failure by the Company to comply with a material provision of the agreement, (ii) upon a diminution of Mr. Kornstein's title or authority, or (iii) upon receipt by Mr. Kornstein of a notice from the Company indicating that the contract term is not being automatically extended.

     For a period of time of up to one year after a Change In Control of Jackpot, Mr. Kornstein has the option of terminating his contract. As defined in the employment agreement, Change In Control occurs when (i) any person or group of persons become the beneficial owner of 20% or more of the outstanding securities of Jackpot, (ii) during any two consecutive years, the individuals who constituted the Board of Directors of Jackpot at the beginning of such period cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of the period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, (iii) a merger or consolidation other than (1) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent 51% of the combined voting securities of the Company, or (2) a recapitalization in which no person acquires 20% or more of the Company's then outstanding securities, (iv) a liquidation of the Company or a sale of all or substantially all of the Company's assets. If Mr. Kornstein exercises his option in the event of a Change In Control, he shall be entitled to be fully compensated for all amounts due to him under his agreement as of the date of such termination. In addition, Mr. Kornstein would receive any amount necessary to reimburse him for any excise tax imposed under the Internal Revenue Code, including any tax payable by reason of such reimbursement. Mr. Kornstein agreed that for a period of three years following the termination of his employment, for any reason, he will not compete with Jackpot or its subsidiaries.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee consists of three non-employee directors. Currently the members of the Compensation Committee are Messrs. Tessler, Markin and McDonald. See "Certain Relationships and Related Transactions" for a description of transactions and agreements in which members of the Compensation Committee and their associates were involved. None of the executive officers of Jackpot serves as a director of another corporation in a case where an executive officer of such other corporation serves as a director of Jackpot.

Compensation Committee Report on Executive Compensation

     The compensation of the Named Executives of the Company, as well as other executive officers of the Company, is determined by the Compensation Committee of the Board of Directors. The compensation of the executive officers consists primarily of salary, bonuses and short- and long-term incentives plans, whereby the Company has aligned the executive officers' financial interests with the financial interests of the Stockholders of the Company.

     As determined by the Compensation Committee, an executive officer's total compensation package is comprised of three components: (1) base salary, (2) bonuses and (3) Options.

     The base salary and certain bonus arrangements for the Named Executives, with the exception of Mr. Kornstein, are not subject to an employment agreement. In considering the terms and conditions of employment agreements, the base salary for executive officers and for annual base salary increases for those Named Executives with whom the Company has an employment agreement, the Compensation Committee considers a number of factors including the executive's level of responsibility, achievements, and present and future value to the Company relative to comparable positions at other companies in the gaming industry.

     Mr. Kornstein was appointed Chief Executive Officer of Jackpot on September 8, 1994. Prior to his appointment with Jackpot, Mr. Kornstein was a Senior Managing Director of Bear, Stearns & Co. Inc., a leading worldwide investment banking firm where he had been employed since 1977. Mr. Kornstein was in such firm's Investment Banking Department and was head of that firm's gaming industry group. Mr. Kornstein's compensation arrangements were negotiated prior to his joining the Company and were incorporated into an employment agreement, which was effective September 8, 1994. In agreeing to the terms of Mr. Kornstein's employment agreement, the Compensation Committee considered, among other factors, the depth of Mr. Kornstein's background and experience, Mr. Kornstein's then present position and compensation, and the compensation arrangements for chief executives of comparable companies. In connection with the employment of Mr. Kornstein as President, Chief Executive Officer and Director, Mr. Kornstein was granted an Option to purchase up to 700,000 shares of Common Stock. For the fiscal year ended June 30, 1996, Mr. Kornstein received $675,000 as salary pursuant to the terms of his employment contract. Mr. Kornstein's employment agreement provides for a bonus per fiscal year based on various percentages of certain amounts by which earnings before interest, taxes, depreciation, amortization and certain other items, as defined in the agreement, exceeds certain levels for such fiscal year. Mr. Kornstein's bonus under such formula was $204,920 for fiscal 1996. Mr. Kornstein was not awarded any discretionary bonus for fiscal 1996.

     In addition to base salary, executive officers are eligible to receive annual bonuses, which may be determined based upon the Company's meeting of specific economic targets, which may be set forth in such officer's employment agreement, if any, and at the discretion of the Board of Directors. In determining bonuses within its discretion, the Board acting upon the recommendation of the Compensation Committee will consider the overall operating performance of the Company during the period, as well as the position and responsibility of the executive and the executive's service and contributions to the Company during the year.

     In addition to salary and bonus, executives are also granted Options including Options under the 1992 Plan. Options are intended to assist in encouraging executive officers as well as other key management employees to acquire a proprietary interest in the Company through ownership of its Common Stock. The Company views Options as yet another method to bring together the interests of management and Stockholders on a long-term basis. Strong financial performance by the Company over time can be expected to lead to stock price appreciation, enabling the Company's executives to participate in such appreciation, should it be realized.

     In considering which employees, including executive officers, who are to receive Option grants, as well as the number of Options to be granted, the Compensation Committee considers such employee's position and responsibility, the service, and accomplishments of such employee, the employee's present and future value to the Company, as well as the anticipated length of the employee's future service to the Company. In addition, pursuant to the 1992 Plan, directors, including directors who are also employees of the Company, are eligible for an annual automatic grant of an Option to purchase 27,500 shares of Common Stock pursuant to the 1992 Plan. On June 30, 1996, each director received one such grant relating to services provided in fiscal 1996.

     Additional information concerning the salary, bonus and stock Option grants for the Named Executives can be found in the tables appearing elsewhere in this Proxy Statement under the caption "Director and Executive Compensation."

     In fulfilling its responsibilities, the Compensation Committee's goal is to closely ally the interest of management and the Stockholders. The Compensation Committee therefore believes that the short- and long-term financial performance of the Company should be a key determinant of overall executive compensation.

Allan R. Tessler
David R. Markin
Robert L. McDonald, Sr.

                             PERFORMANCE GRAPH

     The graph below provides a comparison of the five year cumulative total return (assuming reinvestment of dividends) of the Company's Common Stock with the Standard & Poor's 500 Stock Index (the "S & P 500 Index"), the Dow Jones Entertainment & Leisure - Casinos Index (the "Industry Group") and the 1995 Peer Group. This graph assumes the investment of $100 on June 30, 1991 in each of the Company's Common Stock, the stocks comprising the S&P 500 Index, the stocks comprising the Industry Group and the stocks comprising the 1995 Peer Group. The Company has elected, beginning in fiscal 1996, to utilize the Industry Group in lieu of the 1995 Peer Group. Management believes the comparison of the Company to the Industry Group is more meaningful since the Industry Group includes six gaming companies, compared to the two that currently comprise the 1995 Peer Group. The returns of each company in the Industry Group and 1995 Peer Group have been weighted annually for their market capitalization at the beginning of each indicated period. The historical stock price performance of the Company's Common Stock shown on the graph below is not necessarily indicative of future price performance.






                        COMPARISON OF FIVE YEAR CUMULATIVE RETURN*
                   AMONG JACKPOT ENTERPRISES, INC., A 1995 PEER GROUP,
                  THE S & P 500 INDEX AND THE DOW JONES ENTERTAINMENT
                                 & LEISURE-CASINOS INDEX
Measurement
Period                            1995
July 1 -          Jackpot         Peer                       DJ Entertainment
June 30        Enterprises, Inc.  Group     S&P 500 Index    & Leisure - Casinos
               _________________  _____     _____________    ___________________

Measurement
Pt-6/30/91           $100          $100         $100                $100

FYE 6/30/92          $175          $382         $113                $115
FYE 6/30/93          $315          $435         $129                $217
FYE 6/30/94          $123          $247         $131                $170
FYE 6/30/95          $162          $397         $165                $284
FYE 6/30/96          $209          $892         $208                $370



       *  $100 INVESTED ON 06/30/91 IN STOCK OR INDEX-
          INCLUDING REINVESTMENT OF DIVIDENDS.
          FISCAL YEAR ENDING JUNE 30.

(1)     The Industry Group consists of six gaming companies.

(2) The 1995 Peer Group consists of Alliance Gaming Corporation and Anchor Gaming, Inc. Bally Gaming International, Inc., which was previously included in the 1995 Peer Group, was acquired by Alliance Gaming Corporation and has been excluded from the 1995 Peer Group. Such corporation's final day of trading was June 18, 1996.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of August 31, 1996, certain information regarding the shares of Common Stock beneficially owned by (i) each beneficial holder of more than five percent of the outstanding shares of Common Stock ("Beneficial Holder"), (ii) each director, (iii) each Named Executive, and (iv) all directors and executive officers of Jackpot as a group.





                       OWNERSHIP OF JACKPOT COMMON STOCK

______________________________________________________________________________
                                           Amount and Nature
Name and Address of Beneficial             of Beneficial
Holder and Name of Named Executive,        Ownership of           Percent
Director or Identity of Group              Common Stock (2)       of Class (2)
______________________________________________________________________________

Beneficial Holders:

Don R. Kornstein (1)                       521,666                5.28%
David R. Markin (1)                        526,792                5.46%

Named Executives other than Mr. Kornstein:

George Congdon                              22,000                  *
Bob Torkar                                  62,550                  *

Directors other than Messrs. Kornstein and Markin:

Allan R. Tessler                           459,070                4.76%
Robert L. McDonald, Sr.                    407,691                4.23%
All directors and executive
officers as a group (6 persons)          1,999,769               18.47%

* less than one percent

(1) Messrs. Kornstein and Markin have an address in care of the Company at 1110 Palms Airport Drive, Las Vegas, Nevada 89119.

(2) Includes shares of Common Stock which may be acquired upon the exercise of vested Options held by the following: Mr. Tessler (288,844), Mr. Kornstein (521,666), Mr. Markin (288,844), Mr. McDonald (286,644),
     Mr. Congdon (22,000), Mr. Torkar (62,550) and all directors and executive officers as a group (1,470,548). Does not include shares of Common Stock which may be acquired upon the exercise of unvested Options held by the following: Mr. Kornstein (233,334), Mr. Congdon (10,000), Mr. Torkar (10,000) and all directors and executive officers as a group (253,334).

                       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Robert L. McDonald, Sr., a director of Jackpot, is a senior partner in the law firm of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP ("McDonald Carano"), counsel to Jackpot. In addition, A. J. Hicks, a partner in McDonald Carano is the Secretary of Jackpot. For the fiscal year ended June 30, 1996, the amount of fees paid by the Company to McDonald Carano did not exceed 5% of the gross revenues of such firm for its fiscal year ending during such period. The Company believes that the fees for the services provided by McDonald Carano were at least as favorable to the Company as the fees for such services from unaffiliated third parties.





                      APPOINTMENT OF INDEPENDENT AUDITORS

     It is proposed that the Stockholders ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for Jackpot for fiscal 1997. Deloitte & Touche LLP has served as Jackpot's independent auditors since June 21, 1991. Jackpot expects representatives of Deloitte & Touche LLP to be present at the Annual Meeting at which time they will respond to appropriate questions submitted by Stockholders and may make such statements as they may desire.

     The Board of Directors of Jackpot recommends a vote FOR the Auditor Proposal. Approval by the Stockholders of the appointment of independent auditors is not required, but the Board deems it desirable to submit the matter to the Stockholders for ratification. If the majority of Stockholders voting at the meeting should not approve the selection of Deloitte & Touche LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

                       SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholders of Jackpot wishing to include proposals in the proxy material in relation to the next Annual Meeting of Jackpot must submit such proposals in writing so as to be received at the executive offices of Jackpot on or before June 16, 1997. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to Stockholders' proposals.

                           By Order of the Board of Directors



                           ALVIN J. HICKS
                           Secretary
October 25, 1996


FORM OF PROXY - FRONT SIDE




PROXY                  JACKPOT ENTERPRISES, INC.

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Allan R. Tessler and David R. Markin, and each of them, with the power of substitution, to represent and to vote on behalf of the undersigned all of the shares of stock of Jackpot Enterprises, Inc. ("Jackpot") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Treasure Island at the Mirage, 3300 S. Las Vegas Boulevard, Las Vegas, Nevada 89109 on December 12, 1996 at 9:00 a.m. local time, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such shares, upon the following proposals more fully described in the notice of the proxy statement for the meeting (receipt whereof is hereby acknowledged).





THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS (1) and (2)

1.  ELECTION OF DIRECTORS.

    FOR the nominees listed below (except as marked to the contrary below)

    WITHHOLD AUTHORITY to vote for all nominees listed below

Allan R. Tessler, Don R. Kornstein, David R. Markin and Robert L. McDonald, Sr. (INSTRUCTION: To withhold authority to vote for one or more than one individual nominee, write that nominee's name(s) in the space provided below.)

FORM OF PROXY - REVERSE SIDE

2.     PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP as
       Jackpot's independent auditors for the fiscal year ending June 30, 1997.

                   ____  FOR        ____  AGAINST      ____  ABSTAIN

3. In their discretion upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted for the nominees named above and for the proposal. Please mark, sign, date and return the proxy card promptly, using the enclosed envelope.

Please date and sign exactly as your name appears on this proxy. Joint owners should each sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


DATED         Signature

DATED         Signature if held jointly